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Contacts: Market Street Partners Erica Mannion 415-321-2440 Erica@marketstreetpartners.com	Phoenix Technologies John Greeley 408-570-1000

Phoenix Technologies To Acquire StorageSoft, Inc.

SAN JOSE, Calif., January 3, 2002—Phoenix Technologies Ltd. (Nasdaq: PTEC), a global leader in device-enabling and management software products for connected digital devices, today announced that it has signed an agreement to acquire StorageSoft, Inc., a software developer of hard drive utilities, based in Louisville, Colorado. With the acquisition, Phoenix will further expand its FirstWare™ product line and distribution channels in the "White Box" manufacturing, corporate, and PC system builder markets.

    The StorageSoft acquisition will broaden Phoenix's market by providing software for PC system builders and corporate IT managers to more easily configure, deploy, and manage PC's. For example, the StorageSoft ImageCast™ product will enable these customers to rapidly set-up and duplicate hard drive images. Additional StorageSoft products provide the ability to configure new hard drives and legacy systems with FirstWare applications even for PC's without Phoenix's FirstWare-enabled BIOS. This capability will benefit both branded OEM customers who have multiple outsourced manufacturing suppliers as well as the "White Box" and system builder customers. StorageSoft's existing sales organization will strengthen Phoenix's channel sales organization and expand its customer base into the System Integrator and corporate markets.

    Under the terms of the agreement, Phoenix will acquire substantially all of StorageSoft's assets for $6 million in cash and $6 million in Phoenix common shares. The transaction is expected to close later this month. Further details will be provided in a press release and a conference call that will be conducted when the transaction closes.

    StorageSoft's CEO, Steve Andersen, will become Vice President of Business Development and will report to Alan McCann, Senior Vice President and General Manager of Phoenix's Corporate Marketing and Products Division. StorageSoft employees in product development, marketing and support roles will likewise report into this division. All sales and sales support staff will report into Phoenix's global sales organization.

About Phoenix

    Phoenix Technologies (NASDAQ: PTEC); Founded in 1979, Phoenix is a global leader in device-enabling and management software products for PCs and other connected digital devices. Its FirstWare™ family of "instant on" software activates, secures, connects and recovers digital devices and is designed into millions of industry standard desktop, notebook, server, and information appliance systems sold annually. This enables Phoenix customers—specifiers, developers and manufacturers of user-driven microprocessor systems—to reduce costs and provide high value-added features to their customers. Headquartered in San Jose, CA, Phoenix Technologies has offices worldwide.

    For more information about Phoenix Technologies, visit our website at http://www.phoenix.com/

About StorageSoft

    StorageSoft develops drive diagnostic utilities and hard drive imaging software that reduces the cost to own, deploy, and manage multiple PCs. StorageSoft distributes more than 50 million copies of its software each year to corporate IT, VARs, system integrators, and OEM markets worldwide. StorageSoft is a privately held company based in Louisville, Colorado, USA, with sales and support offices in California, Wisconsin and The Netherlands.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

    With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. Factors which could cause actual results to differ materially from those in the forward-looking statements are also discussed in the Company's filings with the Securities and Exchange Commission, including its recent filings on Form 10-K, filed December 5, 2001 and Form 10-Q, filed August 3, 2001.

    Phoenix and Phoenix Technologies are registered trademarks of Phoenix Technologies. All other trademarks are the property of their respective owners.

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Phoenix Technologies To Acquire StorageSoft, Inc.